Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-38706 and 333-92771) and Form S-3 (Nos. 333-75746 and 333-60732) of McAfee.com Corporation of our report dated January 16, 2002 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

San Jose, California
March 22, 2002